Exhibit 99

                  Hurricanes Impact Shells Seafood Restaurants

    TAMPA, Fla., Sept. 23 /PRNewswire-FirstCall/ -- Shells Seafood Restaurants, Inc. (OTC Bulletin Board: SHLL) reported that the combined impact of Hurricanes Charley, Frances and Ivan significantly damaged several of its restaurants and is estimated to cost the company more than $600,000 in lost sales to date and more than $400,000 in losses that may exceed insurance recovery.

    All of Shells restaurants are located in Florida, with many along the coasts where mandatory evacuations, curfews and loss of power due to the hurricanes forced several restaurants to close for extended periods. The Company estimates that it lost over 100 full operating days and 50 partial days, predominantly on weekends, when sales are typically strongest. One restaurant was nearly destroyed by a wind-related fire during Frances that will keep it closed for at least a month. Five other restaurants, although re-opened, suffered extensive damage to their facilities, which may continue to negatively impact sales until the necessary repairs can be completed.

    Even Ivan, which spared Florida's coast from a direct hit, hurt sales at Shells restaurants located in beach communities as many storm-weary Floridians heeded early evacuation warnings and left the areas.

    "As trying a period as this has been for Shells, I couldn't be more proud of the dedication and quick response our entire team has demonstrated over the past few weeks," said Shells President & CEO Leslie Christon. "Our employees worked very hard to get our restaurants reopened to serve the guests in areas affected by the storms. The concern they showed for our customers and for each other during these ordeals has been extraordinary."

    "Although we incurred significant losses due to business interruption and property damage, our insurance is expected to cover a significant portion of these losses," Christon added. "Our restaurant sales have rebounded quickly in the aftermath of the hurricanes."


    Shells Seafood Restaurants, Inc. manages and operates 25 full-service, neighborhood seafood restaurants in Florida under the name "Shells." Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, scallops, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sauteed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads and desserts.


    In addition to seasonal fluctuations, the Company's quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food and labor costs; the availability of qualified labor; national, regional and local economic and weather conditions; promotional timings and seasonality; demographic trends and traffic patterns; changes in travel and tourism tendencies, particularly in light of world events; competition from other restaurants and food service establishments; cash balances available for operating activities; and the timing, costs and charges relating to restaurant openings and closings. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition, operating results, and stock price. Furthermore, this press release and other documents filed by the Company with the Securities and Exchange Commission ("SEC") contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements. An investment in the Company involves various risks, including those mentioned above and those which are detailed from time-to-time in the Company's SEC filings.



SOURCE  Shells Seafood Restaurants, Inc.
    -0-                             09/23/2004
    /CONTACT:  Rick Van Warner, Shells Seafood Restaurants, Inc.,
+1-407-628-3104/
    /Web site:  http://www.shellsseafood.com /
    (SHLL)

CO:  Shells Seafood Restaurants, Inc.
ST:  Florida
IN:  OTC RST
SU: